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                                                                    EXHIBIT 11.1


                                 ICON CMT CORP.
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE



                                                                                                        WEIGHTED
                                                                                           DAYS          AVERAGE
                                                                            SHARES      OUTSTANDING      SHARES
                                                                           ---------    -----------    -----------
YEAR ENDED DECEMBER 31, 1996
Shares outstanding at January 1, 1996...................................   6,545,455        365          6,545,455
Issuance of common stock upon conversion of preferred stock.............     921,441        335            845,706
                                                                                                       -----------
     Pro forma weighted average basic and diluted shares outstanding....                                 7,391,161
                                                                                                       -----------
     Net loss for the year ended December 31, 1996......................                               $(8,038,000)
                                                                                                       -----------
     Pro forma basic and diluted loss per common share..................                               $     (1.09)
                                                                                                       -----------
                                                                                                       -----------

NINE MONTHS ENDED SEPTEMBER 30, 1997
Shares outstanding at January 1, 1997...................................   6,545,455        273          6,545,455
Issuance of common stock upon conversion of preferred stock.............       4,981          9                164
                                                                             830,220         13             39,534
                                                                              83,022         29              8,819
                                                                               4,151         33                502
                                                                              33,209         64              7,785
                                                                              41,345         72             10,904
                                                                             166,044         82             49,874
                                                                           3,466,902        123          1,562,012
                                                                             921,441        150            506,286
     Pro forma weighted average basic and diluted shares outstanding....                                 8,731,335
                                                                                                       -----------
     Net loss for the nine months ended September 30, 1997..............                               $(9,088,000)
                                                                                                       -----------
     Pro forma basic and diluted loss per common share..................                               $     (1.04)
                                                                                                       -----------
                                                                                                       -----------
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